SUB-ITEM 77M

                                AIM SERIES TRUST

                            SECRETARY'S CERTIFICATE

         I, Ofelia M. Mayo, Assistant Secretary of AIM Series Trust ("AST"), a Delaware business trust, DO HEREBY CERTIFY on this date in connection with the Agreement and Plan of Reorganization, dated as of June 13, 2001, (the "Agreement"), between AIM Global Trends Fund, a series of AST, AIM Investment Funds (AIF), acting on behalf of AIM Global Consumer Products and Services Fund, a series of AIF and A I M Advisors, Inc., a Delaware corporation as follows:

         Attached hereto as Exhibit A is a true and correct copy of certain resolutions adopted by the Board of Trustees of AST at a meeting thereof held on June 12, 2001, and said resolutions have not been altered, amended or rescinded, and remain in full force and effect as of the date hereof.

         IN WITNESS WHEREOF, I have signed this Certificate as of the 11th day of February, 2002.


                                       AIM SERIES TRUST



                                       By:   /s/ Ofelia M. Mayo
                                             ---------------------------------
                                                Ofelia M. Mayo
                                                Assistant Secretary



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                                   EXHIBIT A

Resolutions of the Board of Trustees of AIM Series Trust adopted on behalf of AIM Global Trends Fund at a meeting of the Board held on June 12, 2001.

         "RESOLVED, that the Agreement and Plan of Reorganization by and among AIM Investment Funds ("AIF") acting on behalf of AIM Global Consumer Products and Services Fund ("Consumer Products") and AIM Series Trust ("AST"), acting on behalf of AIM Global Trends Fund ("Global Trends") and A I M Advisors, Inc., in substantially the form presented with these resolutions (the "Plan"), providing for the redemption of all of the shares of Global Consumer Products Portfolio ("Consumer Products Portfolio") that Consumer Products owns, Consumer Products receipt of all of the investment securities Consumer Products Portfolio holds, the transfer of Consumer Products' assets to, and the assumption of Consumer Products' liabilities by, Global Trends, and for the issuance of Class A shares of Global Trends directly to the Class A shareholders of Consumer Products, for the issuance of Class B shares of Global Trends directly to Class B shareholders of Consumer Products, and for the issuance of Class C shares of Global Trends directly to Class C shareholders of Consumer Products, is hereby authorized, approved, and adopted in all respects, with such changes as the officers of AIF and AST deem necessary or appropriate upon consultation with counsel to AIF and AST; and

         FURTHER RESOLVED, that the Board of AIF has determined, pursuant to Rule 17a-8 under the Investment Company Act of 1940, that the transaction contemplated by the Plan is in the best interests of AIF and its shareholders and that such transaction will not dilute the interests of the existing shareholders of AIF;

         FURTHER RESOLVED, that the Board of AST has determined, pursuant to Rule 17a-8 under the Investment Company Act of 1940, that the transaction contemplated by the Plan is in the best interests of AST and its shareholders and that such transaction will not dilute the interests of the existing shareholders of AST;

         FURTHER RESOLVED, that the proposed Plan is determined to be advisable on the terms and conditions set forth therein;

         FURTHER RESOLVED, that the officers of AIF and AST are hereby authorized, empowered, and directed, for and on behalf of AIF and AST to execute, deliver, and, subject to approval by the Consumer Products shareholders and satisfaction of other closing conditions, perform the Plan, with any such changes as such officers may deem necessary or appropriate upon consultation with counsel to AIF and AST;

         FURTHER RESOLVED, that the vote of shareholders of Consumer Products be solicited at a Special Meeting of Shareholders previously called for the purposes of approving the Plan and the reorganization contemplated thereby;

         FURTHER RESOLVED, that the Board of AIF hereby recommends that the shareholders of Consumer Products approve the Plan and the transactions contemplated thereby at such meeting;

         FURTHER RESOLVED, that, promptly following finalization of the Combined Proxy Statement/Prospectus seeking approval of the Plan and the related form of proxy, such documents shall be mailed to the Consumer Products shareholders of record on the record date;

         FURTHER RESOLVED, that, in connection with the Special Meeting of Shareholders, the officers of AIF are hereby authorized, empowered and directed to solicit proxies from the Consumer Products shareholders to be voted for approval of the Plan and the reorganization contemplated thereby;

         FURTHER RESOLVED, that the officers of AIF are hereby authorized to request a redemption in-kind of all of the shares of the Consumer Products Portfolio that Consumer Products holds in accordance with the Plan;

         FURTHER RESOLVED, that in accordance with the terms of the Plan, all of the assets and liabilities of Consumer Products shall be transferred to Global Trends in consideration of the issuance of shares of beneficial interest of AST ("AST Shares") to the shareholders of Consumer Products representing interests in Global Trends;

         FURTHER RESOLVED, that the officers of AST are hereby authorized to issue the AST shares in accordance with the Plan;

         FURTHER RESOLVED, that the AST Shares issued to Consumer Products Class A shareholders shall be Class A shares of Global Trends, the AST Shares issued to Consumer Products Class B shareholders shall be Class B shares of Global Trends, and the AST Shares issued to Consumer Products Class C shareholders shall be Class C shares of Global Trends;

         FURTHER RESOLVED, that the value of each of the AST Shares to be issued upon receipt of Consumer Products' assets shall be the net asset value per share of Global Trends' assets next determined, in accordance with AST's prospectus then in effect after receipt of Consumer Products' assets;

         FURTHER RESOLVED, that, upon issuance of AST Shares to Consumer Products' shareholders after receipt of Consumer Products' assets, AST Shares issued to Consumer Products' shareholders shall be validly issued, fully paid, and nonassessable;

         FURTHER RESOLVED, that promptly following the reorganization contemplated by the Plan, AIF shall terminate its Consumer Products series under applicable state laws;

         FURTHER RESOLVED, that Consumer Products will cease to offer its shares on or about August 1, 2001, or on such other date as the officers of AIF may deem necessary or appropriate;

         FURTHER RESOLVED, that the officers of AIF and AST are hereby authorized, empowered, and directed to take any other such action and to prepare, execute, and deliver such other documents as they deem necessary or appropriate to effect the intent and accomplish the purposes of the foregoing resolutions."